COMPANY CONTACT: Doug Atkinson, CFA Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Company Announces Name Change to SilverBow Resources, Inc.
Commencement of Trading on NYSE Under Symbol “SBOW”
Revised & Accelerated Full Year 2017 Capital Budget and Updated Guidance

Houston, TX – May 2, 2017 - Swift Energy Company (OTCQX: SWTF) (“Swift” or the “Company”) announced today that it will change its name to SilverBow Resources, Inc. effective May 5, 2017. The rebranding initiative follows the Company’s recent strategic shift to becoming a pure play Eagle Ford focused operator. In conjunction with the name change, the Company also announced that it will be transferring its stock exchange listing from the OTC Best Market (“OTCQX”) to the New York Stock Exchange (“NYSE”) where its common stock will trade under the new ticker symbol “SBOW” beginning the morning of May 5, 2017. Upon commencement of trading on the NYSE, the Company's common stock will cease trading under the symbol "SWTF" on the OTC market. Additionally, the Company announced a revised full year capital budget targeting a range of $190 to $200 million compared to the original capital budget of $85 to $95 million.
Chief Executive Officer Sean Woolverton commented, “The past twelve months have been transformational for the Company. We are off to a great start in 2017 and the steps we are taking today to both rebrand and list on the NYSE will continue our momentum. We are a strategically focused pure play Eagle Ford oil and gas company and have built a team and acreage position that is poised for growth.”
Woolverton added, “We are excited to announce our listing on the NYSE. We believe the move to the NYSE will provide the Company a more visible presence to the investor community, enhanced trading liquidity in our shares, and allow us to better drive shareholder value. We look forward to trading on the New York Stock Exchange and rolling out the new Company image over the coming weeks.”
“We welcome SilverBow Resources to the NYSE, where it joins other innovative energy companies that enjoy the unique benefits of our market, brand and network,” said John Tuttle, NYSE Global Head of Listings.
The Company will continue its full and complete transition to the name SilverBow Resources in the coming weeks.

The revised 2017 capital budget provides for spending $190 to $200 million compared to the previous budget range of $85 to $95 million. The revised budget expands drilling in the Eagle Ford where the Company now intends to complete twenty six wells compared to the prior capital budget of twelve wells. Based on this level of activity, the Company is providing full year 2017 average production guidance of 145 – 155 million cubic feet of natural gas equivalent per day (“Mmcfe/d”). For the second quarter 2017, SilverBow expects average production to be 138 – 144 Mmcfe/d.
Woolverton commented further, “Given our solid financial position as well as the strong returns generated from our assets at current prices, we have decided to keep our current contracted high performance rig operating throughout the remainder of the year. This will set us up to deliver strong production growth of 20 to 25% through 2017 and position us well for future growth thereafter.”
Additional detail concerning the Company's second quarter and full year 2017 guidance can be found in the table below and in the Corporate Presentation available on the Investor Relations section of the Company's website.

Guidance
	2Q 2017	FY 2017
Production Volumes:
Oil (Bbls/d)	1,150 – 1,200	2,175 – 2,325
NGLs (Bbls/d)	2,300 – 2,400	2,660 – 2,840
Natural Gas (Mmcf/d)	117.5 – 122.5	116 – 124
Million Cubic Feet of Gas Equivalent (Mmcfe/d)	138 – 144	145 - 155

Operating Costs & Expenses :
Lease Operating Expense ($/Mcfe)	$0.48 - $0.52	$0.48 - $0.54
Transportation & Processing Expense ($/Mcfe)	$0.36 - $0.38	$0.32 - $0.34
Production & Ad Val Taxes (% of O&G Revenue)	4% - 5%	4% - 5%
Cash G&A, net (in millions)	$4.7 – 5.1	$22.0 - $24.0
DD&A Expense ($/Mcfe)	$1.25 - $1.35	$1.30 - $1.40
Cash Interest Expense ($MM)	$2.5	N/A

Product Pricing :
Natural Gas NYMEX Differential (per Mcf)	($0.05 - $0.10)	N/A
Crude Oil NYMEX Differential (per Bbl)	($2.00 - $2.75)	N/A
Natural Gas Liquids (% of WTI)	33% - 35%	N/A

Additionally, the Company will maintain its originally scheduled first quarter 2017 earnings conference call on May 8, 2017. Please see the Company’s website for conference call details.

About SilverBow Resources
Headquartered in Houston, SilverBow Resources develops, explores and acquires oil and gas properties in the Eagle Ford trend of South Texas.